Filed pursuant to Rule 433

May 13, 2020

Relating to Preliminary Prospectus Supplement dated May 13, 2020 to

Prospectus dated May 8, 2020 Registration Statement No. 333-238118

FINAL TERM SHEET

Stifel Financial Corp.

$400,000,000

4.000% Senior Notes due 2030

Pricing Term Sheet

Issuer:	Stifel Financial Corp. (NYSE: SF)

Title of Security:	4.000% Senior Notes due 2030

Expected Ratings*:	BBB- by Standard & Poor’s Ratings Group BBB by Fitch Ratings, Inc.

Type of Offering:	SEC Registered

Principal Amount:	$400,000,000

Trade Date:	May 13, 2020

Settlement Date (T+5)**:	May 20, 2020

Maturity Date:	May 15, 2030

Benchmark Treasury:	1.500% due February 15, 2030

Treasury Price / Yield:	108-04 3/8 / 0.638%

Spread to Benchmark:	T + 345 basis points

Re-offer Yield:	4.088%

Coupon:	4.000%

Issue Price to Investors:	99.285%

Interest Payment Dates:	Each May 15 and November 15, commencing on November 15, 2020

Record Dates:	Each May 1 and November 1

Redemption:	At any time prior to February 15, 2030, at a make-whole price equal to the greater of (a) 100% of the principal amount or (b) discounted present value at Treasury rate plus 50 basis points; and on or after February 15, 2030, at 100% of the principal; plus, in each case, accrued interest to but excluding the redemption date

CUSIP / ISIN:	860630AG7 / US860630AG72

Joint-Book-Running Managers:	Keefe, Bruyette & Woods, Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the securities initially will settle in T+5, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Stifel Financial Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Stifel Financial Corp. has filed with the SEC for more complete information about Stifel Financial Corp. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling Keefe, Bruyette & Woods, Inc. toll-free at 1-800-966-1559, BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 and Wells Fargo Securities, LLC at 1-800-645-3751.

This pricing term sheet supplements the preliminary prospectus supplement filed by Stifel Financial Corp. on May 13, 2020 with the SEC relating to its prospectus dated May 8, 2020.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded (other than any statement relating to the identity of the legal entity authorizing or sending this communication in a non-US jurisdiction). Such disclaimers or other notices were automatically generated as a result of this communication having been sent via Bloomberg or another e-mail system.